Exhibit 21

SUBSIDIARIES

Subsidiaries of First Essex Bancorp, Inc. include the following:

A.  First Essex Bank, a state chartered corporation which has the following subsidiaries:

1.)  First Essex Capital, Inc., a Massachusetts corporation

2.)  First Essex Mortgage Company, Inc., a Massachusetts corporation

3.)  First Essex Securities Corporation, a Massachusetts corporation

4.)  MPL-NH, Inc., a New Hampshire corporation

B.  First Essex Capital Trust I, a Delaware business trust

C.  First Essex Capital Statutory Trust II, a Connecticut statutory business trust